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                                                                   EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT
                          TO ARTICLES OF INCORPORATION
                         FOR NEVADA PROFIT CORPORATIONS

          (PURSUANT TO NRS 78.385 AND 78.390 -AFTER ISSUANCE OF STOCK)


1.    Name of corporation: General Components Inc. (the "Corporation")

2. Paragraph FOURTH of the articles has been amended in its entirety to read as follows:

            "FOURTH: That the total number of shares of authorized capital stock that may be issued by the Corporation is TWO HUNDRED AND NINETY MILLION (290,000,000), of which TWO HUNDRED AND EIGHTY MILLION (280,000,000) shares is Common Stock, par value of $0.001, and TEN MILLION (10,000,000) shares is Preferred Stock, par value $0.001. The Corporation may issue such shares from time to time in one or more series as may be established from time to time by resolution of the Board of Directors, each of which series shall consist of such number of shares and have such distinctive designation or title as shall be fixed by resolutions of the Board of Directors prior to the issuance of any shares of such series. Each such class or series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolutions of the Board of Directors providing for the issuance of such series of Preferred Stock. The Board of Directors is authorized to increase or decrease (but not below the number of shares of such class or series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series."

      3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provision of the articles of incorporation have voted in favor of the amendment is: ______%.

      4. Officer Signature:_____________